Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in the Current Report, unless defined below. As used in this unaudited pro forma condensed combined financial information, “Humacyte” refers to Humacyte, Inc. prior to the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of AHAC and Humacyte, adjusted to give effect to the Business Combination and the other events contemplated by the Business Combination Agreement. Unless otherwise indicated or the context otherwise requires, references to the “Combined Company” refer to New Humacyte and its consolidated subsidiaries after giving effect to the Business Combination.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of AHAC as of June 30, 2021, and the historical balance sheet of Humacyte as of June 30, 2021, on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, combines the historical statements of operations of AHAC for the period from July 1, 2020 (inception) through December 31, 2020, and the historical statements of operations of Humacyte for the year ended December 31, 2020 on a pro forma basis as if the Business Combination, the other events contemplated by the Business Combination Agreement and the financing transaction had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021, combines the historical statements of operations of AHAC for the six months ended June 30, 2021, and the historical statements of operations of Humacyte for the six months ended June 30, 2021 on a pro forma basis as if the Business Combination, the other events contemplated by the Business Combination Agreement and the financing transaction had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:

•	the historical audited financial statements of AHAC as of December 31, 2020 and for the period from July 1, 2020 (inception) through December 31, 2020 and the related notes, which are included in AHAC’s Annual Report on Form 10-K/A filed with the SEC on May 14, 2021 (the “AHAC 10-K/A”);

•	the historical unaudited financial statements of AHAC as of and for the six months ended June 30, 2021 and the related notes, which are included in AHAC’s Quarterly Report on Form 10-Q filed with the SEC on August 16, 2021 (the “AHAC 10-Q”);

•	the historical audited financial statements of Humacyte as of and for the year ended December 31, 2020 and the related notes, which are included in the Current Report. ;

•	the historical unaudited financial statements of Humacyte as of and for the six months ended June 30, 2021 and the related notes, which are included elsewhere in this Current Report; and

•	other information relating to AHAC and Humacyte contained in this Current Report, including the Business Combination Agreement and the description of certain terms thereof.

The unaudited pro forma condensed combined financial information should also be read together with the sections of the AHAC 10-K/A and the AHAC 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the section of this Current Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this Current Report.

Description of the Business Combination

On August 26, 2021, AHAC, Merger Sub and Humacyte consummated the Business Combination pursuant to which Merger Sub merged with and into Humacyte, with Humacyte surviving the Business Combination. Humacyte became a wholly owned subsidiary of AHAC and AHAC was renamed “Humacyte, Inc.” Upon the consummation of the Business Combination, the consideration for the Business Combination was distributed as follows (in each case, rounded down to the nearest whole share):

•	each outstanding share of Humacyte common stock was cancelled and converted into the right to receive a number of shares of Common Stock equal to the Exchange Ratio (as defined in the Proxy Statement/Prospectus of 0.26260);

•	each outstanding share of Humacyte preferred stock was converted into Humacyte common stock immediately prior to the Business Combination based on the applicable conversion ratio immediately prior to the Effective Time. The shares of Humacyte common stock received upon such conversion were then cancelled and converted into the right to receive a number of shares of Common Stock equal to the Exchange Ratio of 0.26260; and

•	each outstanding option or warrant to purchase Humacyte common stock was be converted into an option or warrant, as applicable, to purchase a number of shares of Common Stock equal to (A) the number of shares of Humacyte common stock subject to such option or warrant multiplied by (B) the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio of 0.26260. The options and warrants to purchase shares of Common Stock are otherwise subject to the same terms.

Other Related Events in Connection with the Business Combination

Other related events that took place or are contemplated to take place in connection with the Business Combination are summarized below:

•	the issuance and sale of 17,500,000 shares of Common Stock to the PIPE Investors at a purchase price of $10.00 per share for aggregate proceeds of $175.0 million pursuant to the PIPE Investment;

•	the contingent issuance of up to 15,000,000 shares of Common Stock (the “Contingent Consideration”), comprised of two separate tranches of 7,500,000 shares per tranche, to stockholders of Humacyte for no consideration upon the occurrence of certain triggering events, including upon a change in control, as described further in the section of the Proxy Statement/Prospectus entitled “Proposal 1: The Business Combination Proposal.” As these triggering events have not yet been achieved, the Contingent Consideration is treated as contingently issuable in the unaudited pro forma condensed combined financial information. The issuance of the Contingent Consideration would dilute all Common Stock outstanding at that time. Assuming the expected capital structure as of the closing of the Business Combination, the 7,500,000 shares issued in connection with each earnout triggering event would represent approximately 7.3% and 7.3% of shares, respectively.

Financing Transaction

The other event consummated by Humacyte that is reflected in Humacyte’s June 30, 2021 historical balance sheet, but is not fully reflected in Humacyte’s statement of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 and is considered a material event separate from the Business Combination is the financing transaction summarized below:

•	In March 2021, Humacyte entered into a secured debt facility which provides a term loan facility of up to $50.0 million with a maturity date of March 1, 2025, of which $20.0 million was funded upon closing, and the additional $30.0 million is accessible in three tranches each of $10 million contingent on the achievement of certain business and clinical development milestones. Borrowings bear interest at the greater of 7.5% or the Wall Street Journal Prime Rate plus 4.25%. In connection with the secured debt facility, Humacyte granted warrants to purchase shares of Humacyte common stock at an exercise price of $2.699 per share (the “Loan Agreement Warrants”), of which 1,095,616 warrants were immediately exercisable and the remaining 469,550 will become exercisable upon the funding of an additional $10.0 million. The Loan Agreement Warrants are accounted for as debt issuance costs recognized as a direct reduction to the carrying amount of the loan and amortized as interest expense using the effective interest rate method through the term of the loan. Upon the closing of the Business Combination, any unexercised Loan Agreement Warrants were cancelled in exchange for warrants to purchase a number of shares of Common Stock equal to the number of shares of Humacyte common stock subject to the warrant multiplied by the Exchange Ratio at an exercise price per share equal to the current exercise price per share divided by the Exchange Ratio. The new Loan Agreement Warrants will otherwise have the same terms.

Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, AHAC is treated as the acquired company and Humacyte is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Humacyte represent a continuation of the financial statements of Humacyte, with the Business Combination treated as the equivalent of Humacyte issuing stock for the net assets of AHAC, accompanied by a recapitalization. The net assets of AHAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Humacyte. Humacyte has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

•	Humacyte’s existing stockholders have a majority of the voting power in New Humacyte;

•	the New Humacyte Board consists of 11 directors, ten of whom were designated by Humacyte and one of whom was designated by AHAC;

•	Humacyte’s existing senior management team comprises the senior management of the Combined Company; and

•	Humacyte’s operations prior to the Business Combination comprise the ongoing operations of New Humacyte.

The Contingent Consideration is expected to be accounted for as liability classified instruments that are earned upon achieving certain triggering events, which includes a change in control event that is not solely indexed to the common stock of New Humacyte. Liability classified instruments will be recognized at fair value as of the closing of the Business Combination and subsequently remeasured at fair value in future reporting periods, with changes in fair value recognized in earnings.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New Humacyte upon consummation of the Business Combination, the other events contemplated by the Business Combination Agreement and the financing transaction in accordance with GAAP.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination, the other events contemplated by the Business Combination Agreement and the financing transaction are expected to be used for general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New Humacyte following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. AHAC and Humacyte have not had any historical relationship prior to the transactions discussed in this Current Report. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following summarizes the pro forma Common Stock issued and outstanding immediately after the Business Combination:

	Pro Forma Combined
	Number of Shares	% Ownership
New Humacyte shares	7,346,449	7.1%
Founder Shares (1)	2,500,000	2.4%
New Humacyte shares issued to PIPE Investors	17,500,000	17.0%
New Humacyte shares issued in merger to Humacyte stockholders	75,656,935	73.5%
Shares outstanding	103,003,384	100.0%

(1)      All of the Founder Shares converted into shares of Common Stock on the Closing Date.

The pro forma table above excludes New Humacyte shares reserved for the future issuance of Humacyte’s vested options, the Public Warrants, the warrants issued pursuant to the Loan Agreement and the Contingent Consideration.

The following table summarizes the total New Humacyte shares issuable to Humacyte stockholders in connection with the Business Combination.

New Humacyte shares issued in merger to Humacyte stockholders	75,656,935
Additional New Humacyte shares reserved for the future exercise of Humacyte vested options	4,055,127
Additional New Humacyte shares reserved for the future exercise of the Loan Agreement Warrants	287,704
Business Combination Consideration	79,999,766
Contingent Consideration	15,000,000
Total shares potentially issued to Humacyte	94,999,766

Following the closing of the Business Combination, the Humacyte stockholders have the right to receive the Contingent Consideration upon the occurrence of certain triggering events, including upon a change in control, as described further in the section of the Proxy Statement/Prospectus entitled “Proposal 1: The Business Combination Proposal.” Because the Contingent Consideration is contingently issuable based upon the price of Common Stock reaching certain thresholds that have not yet been achieved, the pro forma Common Stock issued and outstanding immediately after the Business Combination excludes the Contingent Consideration.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(in thousands)

			Transaction
			Accounting
	AHAC	Humacyte	Adjustments		Pro Forma
	(Historical)	Historical	(Note 2)		Combined
ASSETS
Current assets
Cash and cash equivalents	383	28,969	100,031	(1)	252,883
			175,000	(3)
			(18,957)	(5)
			(2,447)	(6)
			(30,096)	(12)
Accounts receivable	-	689	-		689
Prepaid expenses	80	1,482	-		1,562
Total current assets	463	31,140	223,531		255,134
Prepaid expenses, non-current	16	-	-		16
Marketable securities held in Trust Account	100,031	-	(100,031)	(1)	-
Finance lease right-of-use assets, net	-	22,462	-		22,462
Operating lease right-of-use assets, net	-	748	-		748
Deferred offering costs	-	3,242	(3,242)	(5)	-
Property and equipment, net	-	37,960	-		37,960
Total assets	$100,510	$95,552	$120,258		$316,320

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities
Accounts payable	$7	$3,039	$(2,199)	(5)	$847
Franchise tax payable	213	-	-		213
Accrued expenses	-	8,652	-		8,652
SVB loan payable, current portion	-	2,222	-		2,222
Deferred payroll tax, current portion	-	145	-		145
Finance lease obligation, current portion	-	1,852	-		1,852
Operating lease obligation, current portion	-	43	-		43
Total current liabilities	220	15,953	(2,199)		13,974
Secured bank loan facility	-	-	-		-
Contingent consideration	-	-	147,679	(7)	147,679
Warrant liabilities	14,465	-	(14,000)	(11)	465
Deferred underwriters’ discount payable	2,123	-	(2,123)	(6)	-
SVB loan payable, net of current portion	-	15,390	-		15,390
Deferred payroll tax, net of current portion	-	144	-		144
Finance lease obligation, net of current portion	-	22,133	-		22,133
Operating lease obligation, net of current portion	-	705	-		705
Total liabilities	16,808	54,325	129,357		200,490

Commitments and contingencies

Class A common stock subject to possible redemption	78,702	-	(78,702)	(2)	-

Redeemable Convertible Preferred Stock
Series A, B, C and D redeemable convertible preferred stock	-	420,989	(420,989)	(4)	-
Total redeemable convertible preferred stock	-	420,989	(420,989)		-

Stockholders' (deficit) equity
Class A common stock	1	-	1	(2)	10
			2	(3)
			1	(8)
			5	(9)
			-	(12)
Class B common stock	1	-	(1)	(8)	-
Common stock	-	23	265	(4)	-
			(288)	(9)
Additional paid-in capital	12,728	45,810	78,701	(2)	541,416
			174,998	(3)
			420,724	(4)
			(20,000)	(5)
			(324)	(6)
			(147,679)	(7)
			283	(9)
			(7,730)	(10)
			14,000	(11)
			(30,096)	(12)
Accumulated (deficit) equity	(7,730)	(425,595)	7,730	(10)	(425,595)
Total stockholders' (deficit) equity	5,000	(379,762)	490,593		115,831
Total liabilities, redeemable convertible preferred stock and stockholders' (deficit) equity	$100,510	$95,552	$120,258		$316,320

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

		Humacyte
			Transaction			Transaction
			Accounting			Accounting
	AHAC		Adjustments			Adjustments		Pro Forma
	(Historical)	Historical	(Note 2)		Pro Forma	(Note 2)		Combined
Revenue	$-	$1,491	$-		$1,491	$-		$1,491

Expenses
Administrative expenses	249	12,013	-		12,013	-		12,262
Research and development expenses	-	54,078	-		54,078	-		54,078
Total expenses	249	66,091	-		66,091	-		66,340

Operating loss	(249)	(64,600)	-		(64,600)	-		(64,849)

Other income (expense)
Interest income	16	278	-		278	(16)	(1)	278
Change in fair value of warrant liabilities	1,970	-	-		-	(2,021)	(2)	(51)
Offering expenses related to warrant issuance	(317)	-	-		-	-		(317)
Interest expense	-	(2,202)	(2,816)	(3)	(5,018)	-		(5,018)
Net income (loss)	$1,420	$(66,524)	$(2,816)		$(69,340)	$(2,037)		$(69,957)

Weighted average shares outstanding of Class A common stock subject to possible redemption	6,338,515
Basic and diluted net income per share - Class A common stock subject to possible redemption	$-
Weighted average shares outstanding of non-redeemable common stock	2,500,000
Basic and diluted loss per share - non-redeemable common stock	$0.56
Weighted average shares outstanding of Humacyte common stock		21,956,162				81,047,222	(4)	103,003,384
Basic and diluted net loss per share - Humacyte common stock		$(3.03)						$(0.68)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(in thousands, except share and per share data)

		Humacyte
			Transaction			Transaction
			Accounting			Accounting
	AHAC		Adjustments			Adjustments		Pro Forma
	(Historical)	Historical	(Note 2)		Pro Forma	(Note 2)		Combined
Revenue	$-	$845	$-		$845	$-		$845

Expenses
Administrative expenses	737	10,178	-		10,178	-		10,915
Research and development expenses	-	29,705	-		29,705	-		29,705
Total expenses	737	39,883	-		39,883	-		40,620

Operating loss	(737)	(39,038)	-		(39,038)	-		(39,775)

Other income (expense)
Interest income	-	3	-		3	-		3
Change in fair value of warrant liabilities	(8,427)	-	-		-	8,250	(2)	(177)
Gain on PPP loan forgiveness	-	3,284	-		3,284	-		3,284
Offering expenses related to warrant issuance	15	-	-		-	-		15
Interest expense	-	(1,748)	(693)	(3)	(2,441)	-		(2,441)
Net income (loss)	$(9,149)	$(37,499)	$(693)		$(38,192)	$8,250		$(39,091)

Weighted average shares outstanding of Class A common stock subject to possible redemption	8,315,869
Basic and diluted net income per share - Class A common stock subject to possible redemption	$-
Weighted average shares outstanding of non-redeemable common stock	4,539,131
Basic and diluted loss per share - non-redeemable common stock	$(2.02)
Weighted average shares outstanding of Humacyte common stock		22,499,516				80,503,868	(4)	103,003,384
Basic and diluted net loss per share - Humacyte common stock		$(1.67)						$(0.38)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, AHAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Humacyte represent a continuation of the financial statements of Humacyte, and the Business Combination was treated as the equivalent of Humacyte issuing stock for the net assets of AHAC, accompanied by a recapitalization. The net assets of AHAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Humacyte.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination and other events contemplated by the Business Combination Agreement as if they had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the six months ended June 30, 2021, gives pro forma effect to the Business Combination, the other events contemplated by the Business Combination Agreement and the financing transaction as if they had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial information and the accompanying notes have been derived from and should be read in conjunction with:

•	the historical audited financial statements of AHAC as of December 31, 2020 and for the period from July 1, 2020 (inception) through December 31, 2020 and the related notes, which are included in the AHAC 10-K/A;

•	the historical unaudited financial statements of AHAC as of and for the six months ended June 30, 2021 and the related notes, which are included in the AHAC 10-Q;

•	the historical audited financial statements of Humacyte as of and for the year ended December 31, 2020 and the related notes, which are included in the Current Report;

•	the historical unaudited financial statements of Humacyte as of and for the six months ended June 30, 2021 and the related notes, which are included elsewhere in this Current Report; and

•	other information relating to AHAC and Humacyte contained in this Current Report, including the Business Combination Agreement and the description of certain terms thereof.

The unaudited pro forma condensed combined financial information should also be read together with the sections of the AHAC 10-K/A and the AHAC 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the section of this Current Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this Current Report.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this Current Report and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments that appear in this Current Report. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the New Humacyte’s additional paid-in capital and are assumed to be cash settled.

2. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(1)	Reflects the liquidation and reclassification of cash and investments held in the Trust Account (as defined in the Proxy Statement/Prospectus) that became available for general use by New Humacyte following the Business Combination.

(2)	Reflects the transfer of AHAC’s Class A common stock subject to possible redemptions as of June 30, 2021 to permanent equity.

(3)	Reflects the gross proceeds of $175.0 million from the PIPE Investment (17,500,000 shares of Common Stock at $10.00 per share).

(4)	Reflects the conversion of all Humacyte preferred stock (Series A preferred, Series B preferred, Series C preferred and Series D preferred) into Common Stock pursuant to the conversion rate for such shares of Humacyte preferred stock effective immediately prior to the closing.

(5)	Reflects the payment of direct and incremental transaction costs incurred prior to or concurrent with the Business Combination and PIPE Investment of $20.0 million, which were cash settled upon closing in accordance with the Business Combination Agreement. Transaction costs includes legal, accounting, financial advisory and other professional fees related to the Business Combination and PIPE Investment. For purposes of a reverse recapitalization transaction, these direct and incremental transaction costs related to the Business Combination were treated as a reduction of the cash proceeds resulting from the Business Combination and will accordingly be reported by the Combined Company as a reduction to additional paid-in capital rather than expensed as incurred. As of June 30, 2021, Humacyte had deferred transaction costs incurred of $3.2 million, of which $2.2 million was unpaid.

	Reverse Recapitalization	PIPE
Advisory and broker fees	$4,975,000	$9,850,000
Legal	3,650,000	350,000
Accounting	950,000	—
Other	225,000	—
	$9,800,000	$10,200,000

(6)	Reflects the payment of the $2.4 million deferred underwriters’ discount payable related to AHAC’s initial public offering. As of June 30, 2021, $2.1 million was outstanding on AHAC’s balance sheet, which assumed the maximum number of shares of AHAC Class A common stock were redeemed.

(7)	Reflects the preliminary estimated fair value of the shares of Common Stock contingently issuable to shareholders of Humacyte upon the occurrence of certain triggering events as of the closing. The preliminary estimated fair value of these shares was determined using the most reliable information available. The actual fair value could change materially once the final valuation is determined at the closing. Refer to Note 4 for more information.

(8)	Reflects the conversion of AHAC’s Class B common stock to Class A common stock.

(9)	Reflects the recapitalization of equity as a result of the exchange of Humacyte common stock for Common Stock at the Exchange Ratio.

(10)	Reflects the elimination of AHAC’s accumulated deficit to additional paid-in capital.

(11)	Reflects the reclassification of the warrant liabilities associated with AHAC’s public warrants to additional paid in capital. AHAC’s public warrants are expected to be equity classified upon consummation of the Business Combination.

(12)	Reflects the cash disbursement for the actual redemption of 3,008,551 shares of Class A Common Stock at a redemption price of approximately $10.00 per share, totaling approximately $30.1 million

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 are as follows:

(1)	Reflects an adjustment to eliminate interest income related to the Trust Account.

(2)	Reflects an adjustment to eliminate the change in fair value of warrant liabilities associated with AHAC’s public warrants, as such warrants are expected to become equity classified upon the consummation of the Business Combination.

(3)	Reflects an adjustment for the interest expense, discount amortization, and accretion of the final payment related to the Loan Agreement.

(4)	Reflects the increase in the weighted average shares of Common Stock outstanding due to the issuance of Common Stock in connection with the Business Combination and PIPE Investment, which is described further in Note 3.

3. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares of AHAC common stock outstanding, and the issuance of additional shares in connection with the Business Combination and other related events, assuming the shares were outstanding since January 1, 2020. As the Business Combination and other related events are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. No unexercised stock options and warrants were included in the earnings per share calculation as they would be anti-dilutive.

Year Ended
December 31, 2020
Pro forma net loss	$(69,957,000)
Weighted average shares outstanding - basic and diluted	103,003,384
Net loss per share - basic and diluted (1)	$(0.68)

New Humacyte Class A public shares	7,346,449
New Humacyte Class B shares	2,500,000
New Humacyte shares issued to PIPE Investors	17,500,000
New Humacyte shares issued in merger to Humacyte stockholders	75,656,935
Shares outstanding	103,003,384

Six Months Ended
June 30, 2021
Pro forma net loss	$(39,091,000)
Weighted average shares outstanding - basic and diluted	103,003,384
Net loss per share - basic and diluted (1)	$(0.38)

New Humacyte Class A public shares	7,346,449
New Humacyte Class B shares	2,500,000
New Humacyte shares issued to PIPE Investors	17,500,000
New Humacyte shares issued in merger to Humacyte stockholders	75,656,935
Shares outstanding	103,003,384

(1)      All of the Founder Shares converted into shares of Common Stock on the Closing Date.

The following outstanding shares of common stock equivalents are excluded from the computation of pro forma diluted net income per share for all the periods and scenarios presented because including them would have an anti-dilutive effect.

Year Ended December 31, 2020
Pro Forma Combined
Public Warrants	5,000,000
Private Placement Warrants	177,500
Exercisable SVB Warrants	287,704
Unexercisable SVB Warrants	123,302
Vested options to purchase New Humacyte common stock	4,055,127
Unvested options to purchase New Humacyte common stock	2,350,003
Total	11,993,636

Six Months Ended June 30, 2021
Pro Forma Combined
Public Warrants	5,000,000
Private Placement Warrants	177,500
Exercisable SVB Warrants	287,704
Unexercisable SVB Warrants	123,302
Vested options to purchase New Humacyte common stock	4,055,127
Unvested options to purchase New Humacyte common stock	2,350,003
Total	11,993,636

The 15,000,000 Contingent Consideration shares are excluded from the calculation of pro forma net loss per share and the anti-dilutive table for all the periods and scenarios presented as such shares are contingently issuable until the share price of New Humacyte exceeds specified thresholds that have not yet been achieved, or upon the occurrence of a change in control.

4. Contingent Consideration

The contingent obligations to issue the Contingent Consideration are expected to be accounted for as liability classified instruments that are earned upon the achievement of certain triggering events, which includes a change in control event that is not solely indexed to the Common Stock. The preliminary estimated fair value of the Contingent Consideration is $147.7 million. The Contingent Consideration will be remeasured to fair value at each reporting date with changes in fair value recognized in earnings. These changes in fair value may be material to future results of operations.

The Contingent Consideration is comprised of two separate tranches of 7,500,000 shares of Common Stock per tranche. The first and second tranches are issuable if the volume weighted average price (“VWAP”) of shares of Common Stock on Nasdaq, or any other national securities exchange on which the shares of Common Stock are then traded is greater than or equal to $15.00 and $20.00, respectively, over any twenty trading days within any thirty trading day period.

The estimated fair value of the Contingent Consideration was determined by using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a monthly basis over a ten-year period. The preliminary estimated fair value of Contingent Consideration was determined using the most reliable information available. Assumptions used in the preliminary valuation, which are subject to change at the closing, were as follows:

Current stock price:    The stock price was set at $10.19 per share based on the closing price per share of AHAC Class A common stock as of June 30, 2021. A hypothetical 10% change in stock price would result in a $14.7 million change in the estimated fair value of the Contingent Consideration.

Expected volatility:    The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business over a five-year period.

Risk-free interest rate:    The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with ten-year maturities.

Expected term:    The expected term is ten years.

Expected dividend yield:    The expected dividend yield is zero as Humacyte has never declared or paid cash dividends and New Humacyte has no current plans to do so during the expected term.

The actual fair value of Contingent Consideration is subject to change as additional information becomes available and additional analyses are performed, and such changes could be material once the final valuation of the Contingent Consideration is determined at the closing.